Exhibit 3.2

RESTATED CERTIFICATE OF INCORPORATION

OF

DISCOVER FINANCIAL SERVICES

(originally incorporated on July 25, 1960

under the name Allstate Enterprises, Inc.)

ARTICLE 1

NAME

The name of the corporation (which is hereinafter referred to as the “Corporation”) is: Discover Financial Services.

ARTICLE 2

ADDRESS

The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street in the City of Wilmington, County of New Castle, 19801. The name of the Corporation’s registered agent at such address is The Corporation Trust Company.

ARTICLE 3

PURPOSE

The purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized and incorporated under the General Corporation Law of the State of Delaware.

ARTICLE 4

CAPITALIZATION

The total number of shares of stock which the Corporation shall have authority to issue is two billion two hundred million (2,200,000,000), consisting of two hundred million (200,000,000) shares of Preferred Stock, par value $0.01 per share (hereinafter referred to as “Preferred Stock”), and two billion (2,000,000,000) shares of Common Stock, par value $0.01 per share (hereinafter referred to as “Common Stock”).

The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized to provide for the issuance of shares of Preferred Stock in series and, by filing a certificate pursuant to the applicable law of the State of Delaware (hereinafter referred to as a “Preferred Stock Designation”), to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations and restrictions thereof. The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

1. The designation of the series, which may be by distinguishing number, letter or title.

2. The number of shares of the series, which number the Board of Directors may thereafter (except where otherwise provided in the Preferred Stock Designation) increase or decrease (but not below the number of shares thereof then outstanding).

3. The amounts payable on, and the preferences, if any, of shares of the series in respect of dividends, and whether such dividends, if any, shall be cumulative or non-cumulative.

4. Dates at which dividends, if any, shall be payable.

5. The redemption rights and price or prices, if any, for shares of the series.

6. The terms and amount of any sinking fund provided for the purchase or redemption of shares of the series.

7. The amounts payable on, and the preferences, if any, of shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

8. Whether the shares of the series shall be convertible into or exchangeable for shares of any other class or series, or any other security, of the Corporation or any other corporation, and, if so, the specification of such other class or series of such other security, the conversion or exchange price or prices or rate or rates, any adjustments thereof, the date or dates at which such shares shall be convertible or exchangeable and all other terms and conditions upon which such conversion or exchange may be made.

9. Restrictions on the issuance of shares of the same series or of any other class or series.

10. The voting rights, if any, of the holders of shares of the series.

11. Such other powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions thereof, as the Board of Directors determines.

The following series of Preferred Stock has been designated, consisting of such number of shares, with such voting powers and with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof as are stated and expressed in Exhibit A attached hereto and incorporated herein by reference: Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series C.

The Common Stock shall be subject to the express terms of the Preferred Stock and any series thereof. Except as may be provided in this Certificate of Incorporation or in a Preferred Stock Designation or by applicable law, the holders of shares of Common Stock shall be entitled to one vote for each such share upon all questions presented to the stockholders, the Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes, and

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holders of Preferred Stock shall not be entitled to receive notice of any meeting of stockholders at which they are not entitled to vote. The holders of the shares of Common Stock shall at all times, except as otherwise provided in this Certificate of Incorporation or as required by law, vote as one class, together with the holders of any other class or series of stock of the Corporation accorded such general voting rights.

The Corporation shall be entitled to treat the person in whose name any share of its stock is registered as the owner thereof for all purposes and shall not be bound to recognize any equitable or other claim to, or interest in, such share on the part of any other person, whether or not the Corporation shall have notice thereof, except as expressly provided by applicable law.

ARTICLE 5

BY-LAWS

In furtherance of, and not in limitation of, the powers conferred by law, the Board of Directors is expressly authorized and empowered:

1. to adopt, amend or repeal the Bylaws of the Corporation; provided, however, that the Bylaws adopted by the Board of Directors under the powers hereby conferred may be amended or repealed by the Board of Directors or by the stockholders having voting power with respect thereto; provided further that, in the case of amendments by stockholders, the affirmative vote of the holders of a majority of the voting power of the then outstanding Voting Stock, voting together as a single class, shall be required in order for the stockholders to alter, amend or repeal any provision of the Bylaws or to adopt any additional Bylaw; and

2. from time to time to determine whether and to what extent, and at what times and places, and under what conditions and regulations, the accounts and books of the Corporation, or any of them, shall be open to inspection of stockholders; and, except as so determined or as expressly provided in this Certificate of Incorporation or in any Preferred Stock Designation, no stockholder shall have any right to inspect any account, book or document of the Corporation other than such rights as may be conferred by applicable law.

The Corporation may in its Bylaws confer powers upon the Board of Directors in addition to the foregoing and in addition to the powers and authorities expressly conferred upon the Board of Directors by applicable law. For the purposes of this Certificate of Incorporation, “Voting Stock” shall mean the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors.

ARTICLE 6

ACTION OF STOCKHOLDERS

Subject to the rights of the holders of any series of Preferred Stock or any other series or class of stock as set forth in this Certificate of Incorporation, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing in lieu of a meeting of such stockholders. Subject to the rights of the holders of any class or series of Preferred Stock or any other series or class of stock as set forth in this Certificate of

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Incorporation, special meetings of stockholders may be called at any time only by the Secretary of the Corporation at the direction of the Board of Directors or at the written request of stockholders who have, or who are acting on behalf of persons who have, beneficial ownership of at least 25% of the Common Stock outstanding; provided that the Bylaws of the Corporation (as amended from time to time) may define beneficial ownership (including without limitation to require ownership of a “net long position” and to require ownership for a minimum period of time) to exclude one or more shares from being deemed owned by any person for purposes of requesting a special meeting.

The provisions of this Article (other than the first sentence of this Article) shall be subject to the provisions of the Bylaws of the Corporation (as amended from time to time) that limit the ability to make a request for a special meeting and that specify the circumstances pursuant to which a request for a special meeting will be deemed to be revoked. The Board of Directors shall have the authority to interpret the provisions of this Article and the Bylaws of the Corporation relating to special meetings of stockholders and to determine whether a party has complied with such provisions. Each such interpretation and determination shall be set forth in a written resolution filed with the Secretary of the Corporation and shall be binding on the Corporation and its stockholders.

ARTICLE 7

BOARD OF DIRECTORS

Subject to the rights of the holders of any series of Preferred Stock, or any other series or class of stock as set forth in this Certificate of Incorporation, to elect additional directors under specified circumstances, the number of directors of the Corporation shall be fixed in such manner as prescribed in the Bylaws of the Corporation and may be increased or decreased from time to time in such manner as prescribed in the Bylaws.

Unless and except to the extent that the Bylaws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

The directors, other than those who may be elected by the holders of any series of Preferred Stock or any other series or class of stock as set forth in this Certificate of Incorporation, shall be elected annually at each annual meeting of stockholders of the Corporation to hold office for a term expiring at the next annual meeting of stockholders, with each director to hold office until his or her successor shall have been duly elected and qualified.

Subject to the rights of the holders of any series of Preferred Stock, or any other series or class of stock as set forth in this Certificate of Incorporation, to elect additional directors under specified circumstances, vacancies resulting from death, resignation, retirement, disqualification, removal from office or other cause, and newly created directorships resulting from any increase in the authorized number of directors, may be filled only by the affirmative vote of a majority of the remaining directors, though less than a quorum of the Board of Directors, and directors so chosen shall hold office for a term expiring at the next annual meeting of stockholders, and until such director’s successor shall have been duly elected and qualified. No decrease in the number of authorized directors constituting the Board of Directors shall shorten the term of any incumbent director.

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Any director may be removed from office at any time, with or without cause.

ARTICLE 8

INDEMNIFICATION

Each person who is or was a director or officer of the Corporation shall be indemnified by the Corporation to the fullest extent permitted from time to time by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended (but, if permitted by applicable law, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment) or any other applicable laws as presently or hereafter in effect. The Corporation may, by action of the Board of Directors, provide indemnification to employees and agents (other than a director or officer) of the Corporation, to directors, officers, employees or agents of a subsidiary, and to each person serving as a director, officer, partner, member, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise, at the request of the Corporation, with the same scope and effect as the foregoing indemnification of directors and officers of the Corporation. The Corporation shall be required to indemnify any person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors or is a proceeding to enforce such person’s claim to indemnification pursuant to the rights granted by this Certificate of Incorporation or otherwise by the Corporation. Without limiting the generality or the effect of the foregoing, the Corporation may enter into one or more agreements with any person which provide for indemnification greater or different than that provided in this Article 8. Any amendment or repeal of this Article 8 shall not adversely affect any right or protection existing hereunder in respect of any act or omission occurring prior to such amendment or repeal.

ARTICLE 9

DIRECTOR’S LIABILITY

A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the General Corporation Law of the State of Delaware, or (4) for any transaction from which the director derived an improper personal benefit. Any amendment or repeal of this Article 9 shall not adversely affect any right or protection of a director of the Corporation existing hereunder in respect of any act or omission occurring prior to such amendment or repeal.

If the General Corporation Law of the State of Delaware shall be amended to authorize corporate action further eliminating or limiting the liability of directors, then a director of the Corporation, in addition to the circumstances in which he is not liable immediately prior to such amendment, shall be free of liability to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended.

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ARTICLE 10

AMENDMENTS

Except as may be expressly provided in this Certificate of Incorporation, the Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Certificate of Incorporation or a Preferred Stock Designation, and any other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed herein or by applicable law, and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article 10; provided, however, that any amendment or repeal of Article 8 or 9 of this Certificate of Incorporation shall not adversely affect any right or protection existing thereunder in respect of any act or omission occurring prior to such amendment or repeal; and provided further that no Preferred Stock Designation shall be amended after the issuance of any share of the series of Preferred Stock created thereby, except in accordance with the terms of such Preferred Stock Designation and the requirements of applicable law.

[Signature Page Follows]

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IN WITNESS WHEREOF, this Restated Certificate of Incorporation, which only restates and integrates and does not further amend the provisions of the Certificate of Incorporation (as heretofore amended or supplemented), there being no discrepancy between such Certificate of Incorporation (as so amended or supplemented), and the provisions hereof, has been duly adopted in accordance with Section 245 of the General Corporation Law of the State of Delaware and has been executed by its duly authorized officer on the date set forth below.

DISCOVER FINANCIAL SERVICES

By:	/s/ D. Christopher Greene
D. Christopher Greene Vice President, Acting General Counsel and Secretary

Dated: May 16, 2019

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EXHIBIT A

CERTIFICATE OF DESIGNATIONS

OF

FIXED-TO-FLOATING RATE NON-CUMULATIVE PERPETUAL PREFERRED STOCK, SERIES C

OF

DISCOVER FINANCIAL SERVICES

Discover Financial Services, a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), in accordance with the provisions of Sections 103, 141 and 151 thereof, does hereby certify:

On August 18, 2017, the Board of Directors of the Corporation (the “Board”) duly adopted resolutions(a) authorizing the issuance and sale by the Corporation of one or more series of the Corporation’s authorized and unissued preferred stock (“Preferred Stock”), and (b) appointing a Preferred Stock Financing Committee (the “Preferred Stock Financing Committee”) of the Board to act on behalf of the Board in, without limitation, approving the terms and conditions of, and authorizing the execution, filing and recording of, any certificate of designations relating to any such series of Preferred Stock fixing the designations, powers, preferences, rights, privileges, qualifications, limitations, restrictions, terms and conditions of such series of Preferred Stock;

Thereafter, on October 26, 2017, the Preferred Stock Financing Committee duly adopted the following resolution creating a series of 5,700 shares of Preferred Stock of the Corporation designated as “Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series C”:

RESOLVED, that pursuant to the provisions of the Amended and Restated Certificate of Incorporation of the Corporation, as amended (the “Amended and Restated Certificate of Incorporation”), and the Amended and Restated By-Laws of the Corporation and applicable law, a series of Preferred Stock, par value $0.01 per share, of the Corporation be and hereby is created, and that the designation and number of shares of such series, and the voting and other powers, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions thereof, of the shares of such series, are as follows:

Part 1. Designation and Number of Shares. There is hereby created out of the authorized and unissued shares of Preferred Stock a series of Preferred Stock designated as the “Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series C” (hereinafter called “Series C Preferred Stock”). The authorized number of shares of Series C Preferred Stock shall be 5,700 shares, $0.01 par value per share, having a liquidation preference of $100,000 per share. The number of shares constituting Series C Preferred Stock may be increased from time to time in accordance with law up to the maximum number of shares of Preferred Stock authorized to be issued under the Amended and Restated Certificate of Incorporation of the Corporation, as amended, less all shares at the time authorized of any other Series of Preferred Stock, and any such additional shares of Series C Preferred Stock would form a single series with the Series C Preferred Stock. Shares of Series C Preferred Stock will be dated the date of issue, which shall be referred to herein as the “original issue date”. Shares of outstanding Series C Preferred Stock that are redeemed, purchased or otherwise acquired by the Corporation, or converted into another Series of Preferred Stock, shall be cancelled and shall revert to authorized but unissued shares of Preferred Stock undesignated as to series.

Part 2. Standard Provisions. The Standard Provisions contained in Annex A attached hereto are incorporated herein by reference in their entirety and shall be deemed to be a part of this Certificate of Designations to the same extent as if such provisions had been set forth in full herein.

Part 3. Definitions. The following terms are used in this Certificate of Designations (including the Standard Provisions in Annex A hereto) as defined below:

(a) “Common Stock” means the common stock, par value $0.01 per share, of the Corporation.

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(b) “Original issue date” means the date of issue of the Series C Preferred Stock.

(c) “Preferred Stock” means any and all series of preferred stock of the Corporation, including the Series C Preferred Stock.

Part 4. Certain Voting Matters. Holders of shares of Series C Preferred Stock will be entitled to one vote for each such share on any matter on which holders of Series C Preferred Stock are entitled to vote, including any action by written consent.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, Discover Financial Services has caused this Certificate of Designations to be signed by the undersigned as of this 30th day of October, 2017.

DISCOVER FINANCIAL SERVICES

By:	/s/ Timothy Schmidt
Name: Timothy Schmidt
Title: Senior Vice President and Treasurer

Annex A

STANDARD PROVISIONS

Section 1. Definitions.

(a) “Board” means the Board of Directors of the Corporation.

(b) “Business Day” means any weekday that is not a legal holiday in New York, New York, and is not a day on which banking institutions in New York, New York, are closed.

(c) “Calculation Agent” means, at any time, the person or entity appointed by the Corporation and serving as such agent at such time. The Corporation may terminate any such appointment and may appoint a successor agent at any time and from time to time, provided that the Corporation shall use its best efforts to ensure that there is, at all relevant times when the Series C Preferred Stock is outstanding, a person or entity appointed and serving as such agent.

(d) “DTC” means The Depository Trust Company.

(e) “Fixed Rate Period” has the meaning set forth in Section 3(a).

(f) “Floating Rate Period” has the meaning set forth in Section 3(a).

(g) “Three-month LIBOR” has the meaning set forth in Section 3(a).

(h) “London Banking Day” is any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

(i) “Regulatory Capital Treatment Event” means the good faith determination by the Corporation that, as a result of (1) any amendment to, or change (including any announced prospective change) in, the laws or regulations of the United States or any political subdivision of or in the United States that is enacted or becomes effective after the initial issuance of any share of Series C Preferred Stock; (2) any proposed change in those laws or regulations that is announced or becomes effective after the initial issuance of any share of Series C Preferred Stock; or (3) any official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations that is announced after the initial issuance of any share of Series C Preferred Stock, there is more than an insubstantial risk that the Corporation will not be entitled to treat the full liquidation value of the shares of Series C Preferred Stock then outstanding as “additional Tier 1 Capital” (or its equivalent) for purposes of the capital adequacy guidelines of Federal Reserve Regulation Q (or, as and if applicable, the capital adequacy guidelines or regulations of any successor appropriate federal banking regulator or agency), as then in effect and applicable, for as long as any share of Series C Preferred Stock is outstanding.

(j) “Series B Preferred Stock” means the Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series B, of the Corporation.

(k) “Series C Dividend Determination Date” means, for each Series C Dividend Period during the Floating Rate Period, the second London Banking Day immediately preceding the first day of such Series C Dividend Period.

(l) “Series C Dividend Payment Date” means a Series C Fixed Rate Dividend Payment Date or a Series C Floating Rate Dividend Payment Date, as applicable.

(m) “Series C Dividend Period” means the period from and including a Series C Dividend Payment Date to but excluding the next Series C Dividend Payment Date, except that the initial Series C Dividend Period will commence on and include the original issue date of the Series C Preferred Stock.

(n) “Series C Fixed Rate Dividend Payment Date” has the meaning set forth in Section 3(b).

(o) “Series C Floating Rate Dividend Payment Date” has the meaning set forth in Section 3(b).

(p) “Series C Junior Securities” has the meaning set forth in Section 2(a).

(q) “Series C Parity Securities” has the meaning set forth in Section 2(b).

Section 2. Ranking. The shares of Series C Preferred Stock shall rank:

(a) senior, as to dividends and, upon liquidation, dissolution or winding up of the Corporation, in the distribution of assets, to the Common Stock, and to any other class or series of capital stock of the Corporation now or hereafter authorized, issued or outstanding that, by its terms, does not expressly provide that it ranks pari passu with the Series C Preferred Stock as to dividends and, upon liquidation, dissolution and winding up of the Corporation, in the distribution of assets, as the case may be (collectively, “Series C Junior Securities”); and

(b) on a parity, as to dividends and, upon liquidation, dissolution or winding up of the Corporation, in the distribution of assets, with the Series B Preferred Stock and any other class or series of capital stock of the Corporation now or hereafter authorized, issued or outstanding that, by its terms, expressly provides that it ranks pari passu with the Series C Preferred Stock as to dividends and, upon liquidation, dissolution or winding up of the Corporation, in the distribution of assets, as the case may be (collectively, “Series C Parity Securities”).

(c) The Corporation may authorize and issue additional shares of Series C Junior Securities and Series C Parity Securities without the consent of the holders of the Series C Preferred Stock.

Section 3. Dividends.

(a) Holders of Series C Preferred Stock will be entitled to receive, when, as and if declared by the Board or a duly authorized committee of the Board, out of assets legally available for the payment of dividends under Delaware law, non-cumulative cash dividends based on the liquidation preference of the Series C Preferred Stock at a rate equal to 5.500% per annum for each Series C Dividend Period from, and including, the original issue date of the Series C Preferred Stock to, but excluding, October 30, 2027 (the “Fixed Rate Period”). From and including October 30, 2027 and thereafter, dividends will accrue and be payable at a floating rate equal to three-month LIBOR plus a spread of 3.076% per annum (the “Floating Rate Period”). If the Corporation issues additional shares of the Series C Preferred Stock after the original issue date, dividends on such shares will accrue from the later of such original issue date or the Series C Dividend Payment Date, if any, immediately prior to the original issue date of such additional shares are issued.

The dividend rate for each Series C Dividend Period in the Floating Rate Period will be determined by the Calculation Agent using three-month LIBOR as in effect on the Series C Dividend Determination Date for the dividend period. The Calculation Agent then will add three-month LIBOR as determined on the Series C Dividend Determination Date and the spread of 3.076% per annum.

The term “three-month LIBOR” means the London interbank offered rate for deposits in U.S. dollars having an index maturity of three months in amounts of at least $1,000,000, as that rate appears on Reuters screen page “LIBOR01,” or any successor or replacement page (“Reuters Page LIBOR01”), at approximately 11:00 a.m., London time, on the relevant Series C Dividend Determination Date. If three-month LIBOR has been discontinued, then the Calculation Agent will consult with an investment bank of national standing to determine whether there is an industry accepted substitute or successor base rate to three-month LIBOR. If, after such consultation, the Calculation Agent determines that there is an industry accepted substitute or successor base rate, the Calculation Agent shall use such substitute or successor base rate. In such case, the Calculation Agent in its sole discretion may (without implying a corresponding obligation to do so) also implement changes to the business day convention stated in the last two sentences of Section 3(b), the definition of Business Day, the Series C Dividend Determination Date and any method for obtaining the substitute or successor base rate if such rate is unavailable on the relevant Business Day, in a manner that is consistent with industry accepted practices for such substitute or successor base rate. Unless the Calculation Agent determines that there is an industry accepted substitute or successor base rate as so provided above, the following will apply: If no offered rate appears on Reuters Page LIBOR01 on the relevant Series C Dividend Determination Date at approximately 11:00 a.m., London time, then the Calculation Agent, after consultation with the Corporation, will select four major banks in the London interbank market and will request each of their principal London offices to provide a quotation of the rate at which three-month deposits in U.S. dollars in amounts of at least $1,000,000 are offered by it to prime banks in the London interbank market, on that date and at that time, that is representative of single transactions at that time. If at least two quotations are provided, three-month LIBOR will be the arithmetic average (rounded upward if necessary to the nearest .00001 of 1%) of the quotations provided. Otherwise, the Calculation Agent, after consultation with the Corporation, will select three major banks in New York City and will request each of them to provide a quotation of the rate offered by it at approximately 11:00 a.m., New York City time, on the Series C Dividend Determination Date for loans in U.S. dollars to leading European banks having an index maturity of three months for the applicable dividend period in an amount of at least $1,000,000 that is representative of single transactions at that time. If three quotations are provided, three-month LIBOR will be the arithmetic average (rounded upward if necessary to the nearest .00001 of 1%) of the quotations provided. Otherwise, three-month LIBOR for the next Series C Dividend Period will be equal to three-month LIBOR in effect for the then current Series C Dividend Period, or, in the case of the first Series C Dividend Period in the Floating Rate Period, the most recent dividend rate that would have been determined based on the last available Reuters Page LIBOR01 had the Floating Rate Period been applicable prior to the first Series C Dividend Period in the Floating Rate Period.

Absent manifest error, the Calculation Agent’s determination of the dividend rate for a Series C Dividend Period will be binding and conclusive on holders of the Series C Preferred Stock, the transfer agent for the Series C Preferred Stock, and the Corporation.

(b) If declared by the Board or a duly authorized committee of the Board, dividends payable on the Series C Preferred Stock for any Series C Dividend Period during the Fixed Rate Period will be paid semi-annually, in arrears, on April 30 and October 30 of each year, commencing on April 30, 2018 and ending on October 30, 2027 (each such date, a “Series C Fixed Rate Dividend Payment Date”). Dividends payable on the Series C Preferred Stock for any Series C Dividend Period during the Floating Rate Period will be paid quarterly, in arrears, on January 30, April 30, July 30 and October 30 of each year, commencing on January 30, 2028 (each such date, a “Series C Floating Rate Dividend Payment Date”). If any Series C Fixed Rate Dividend Payment Date up to and including the scheduled October 30, 2027 Series C Fixed Rate Dividend Payment Date is not a Business Day, then the payment will be made on the next Business Day without any adjustment to the amount of dividends paid. If any Series C Floating Rate Dividend Payment Date thereafter is not a Business Day, then such Series C Floating Rate Dividend Payment Date will be postponed to the next succeeding Business Day, unless that day falls in the next calendar month, in which case the Series C Floating Rate Dividend Payment Date will be brought forward to the immediately preceding Business Day, and, in either case, dividends will accrue to, but excluding, the actual payment date.

(c) Dividends will be payable to holders of record of Series C Preferred Stock as they appear on the Corporation’s stock register on the applicable record date, which shall be the 15th calendar day before the applicable Series C Dividend Payment Date, or such other record date, no earlier than 30 calendar days before the applicable Series C Dividend Payment Date, as shall be fixed by the Board or a duly authorized committee of the Board.

(d) Dividends payable on Series C Preferred Stock during the Fixed Rate Period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends payable on Series C Preferred Stock during the Floating Rate Period will be computed based on the actual number of days in a Series C Dividend Period and a 360-day year. Dollar amounts resulting from that calculation will be rounded to the nearest cent, with one-half cent being rounded upwards. Dividends on the Series C Preferred Stock will cease to accrue on the redemption date, if any, unless the Corporation defaults in the payment of the redemption price of the Series C Preferred Stock called for redemption.

(e) Dividends on the Series C Preferred Stock will not be cumulative. If the Board or a duly authorized committee of the Board does not declare a dividend on the Series C Preferred Stock in respect of a Series C Dividend Period, then no dividend shall be deemed to have accrued for such dividend period, be payable on the applicable Series C Dividend Payment Date or be cumulative, and the Corporation will have no obligation to pay any dividend for that Series C Dividend Period, whether or not the Board or a duly authorized committee of the Board declares a dividend for any future Series C Dividend Period with respect to the Series C Preferred Stock, the Corporation’s Common Stock, or any other class or series of the Corporation’s Preferred Stock.

(f) So long as any share of Series C Preferred Stock remains outstanding:

(1) no dividend shall be declared or paid or set aside for payment and no distribution shall be declared or made or set aside for payment on any Series C Junior Securities (other than (i) a dividend payable solely in Series C Junior Securities or (ii) any dividend in connection with the implementation of a shareholders’ rights plan, or the redemption or repurchase of any rights under any such plan);

(2) no shares of Series C Junior Securities shall be repurchased, redeemed or otherwise acquired for consideration by the Corporation, directly or indirectly (other than (i) as a result of a reclassification of Series C Junior Securities for or into other Series C Junior Securities, (ii) the exchange or conversion of one share of Series C Junior Securities for or into another share of Series C Junior Securities, (iii) through the use of the proceeds of a substantially contemporaneous sale of other shares of Series C Junior Securities, (iv) purchases, redemptions or other acquisitions of shares of Series C Junior Securities in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants, (v) purchases of shares of Series C Junior Securities pursuant to a contractually binding requirement to buy Series C Junior Securities existing prior to the preceding Series C Dividend Period, including under a contractually binding stock repurchase plan, (vi) the purchase of fractional interests in shares of Series C Junior Securities pursuant to the conversion or exchange provisions of such stock or the security being converted or exchanged, or (vii) the acquisition by the Corporation or any of the Corporation’s subsidiaries of record ownership in Series C Junior Securities for the beneficial ownership of any other persons (other than for the beneficial ownership by the Corporation or any of the Corporation’s subsidiaries), including as trustees or custodians, nor shall any monies be paid to or made available for a sinking fund for the redemption of any such securities by the Corporation); and

(3) no shares of Series C Parity Securities, if any, shall be repurchased, redeemed or otherwise acquired for consideration by the Corporation, directly or indirectly, during a Series C Dividend Period (other than (i) pursuant to pro rata offers to purchase all, or a pro rata portion, of the Series C Preferred Stock and such Series C Parity Securities, if any, (ii) as a result of a reclassification of Series C Parity Securities for or into other Series C Parity Securities, (iii) the exchange or conversion of Series C Parity Securities for or into other Series C Parity Securities or Series C Junior Securities, (iv) through the use of the proceeds of a substantially contemporaneous sale of other shares of Series C Parity Securities, (v) purchases of shares of Series C Parity

Securities pursuant to a contractually binding requirement to buy Series C Parity Securities existing prior to the preceding dividend period, including under a contractually binding stock repurchase plan, (vi) the purchase of fractional interests in shares of Series C Parity Securities pursuant to the conversion or exchange provisions of such stock or the security being converted or exchanged, or (vii) the acquisition by the Corporation or any of the Corporation’s subsidiaries of record ownership in Series C Parity Securities for the beneficial ownership of any other persons (other than for the beneficial ownership by the Corporation or any of the Corporation’s subsidiaries), including as trustees or custodians, nor shall any monies be paid to or made available for a sinking fund for the redemption of any such securities by the Corporation);

unless, in each case, the full dividends for the preceding Series C Dividend Period on all outstanding shares of Series C Preferred Stock have been declared and paid or declared and a sum sufficient for the payment thereof has been set aside.

(g) The Corporation will not declare or pay or set apart funds for the payment of dividends on any Series C Parity Securities, if any, unless the Corporation has paid or set apart funds for the payment of dividends on the Series C Preferred Stock. When dividends are not paid in full upon the shares of Series C Preferred Stock and Series C Parity Securities, if any, all dividends declared upon shares of Series C Preferred Stock and Series C Parity Securities, if any, will be declared on a proportional basis so that the amount of dividends declared per share will bear to each other the same ratio that accrued dividends for the then-current Series C Dividend Period per share on Series C Preferred Stock, and accrued dividends, including any accumulations, if any, on Series C Parity Securities, if any, bear to each other.

(h) Subject to the foregoing, and not otherwise, dividends (payable in cash, stock or otherwise), as may be determined by the Board or a duly authorized committee of the Board, may be declared and paid on the Common Stock and any Series C Junior Securities or Series C Parity Securities from time to time out of any assets legally available for such payment, and the holders of Series C Preferred Stock shall not be entitled to participate in any such dividend.

(i) Dividends on the Series C Preferred Stock will not be declared, paid or set aside for payment to the extent such act would cause the Corporation to fail to comply with applicable laws and regulations, including applicable capital adequacy guidelines.

Section 4. Liquidation.

(a) Upon any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, holders of Series C Preferred Stock are entitled to receive out of assets of the Corporation available for distribution to stockholders, after satisfaction of liabilities to creditors and subject to the rights of holders of any securities ranking senior to Series C Preferred Stock, before any distribution of assets is made to holders of Common Stock or any Series C Junior Securities, a liquidating distribution in the amount of the liquidation preference of $100,000 per share, plus any declared and unpaid dividends, without regard to any undeclared dividends. Holders of Series C Preferred Stock will not be entitled to any other amounts from the Corporation after they have received their full liquidating distribution.

(b) In any such distribution, if the assets of the Corporation are not sufficient to pay the liquidation preferences plus declared and unpaid dividends in full to all holders of Series C Preferred Stock and all holders of Series C Parity Securities, if any, as to such distribution with the Series C preferred Stock the amounts paid to the holders of Series C Preferred Stock and to the holders of all Series C Parity Securities, if any, will be paid pro rata in accordance with the respective aggregate liquidating distribution owed to those holders. If the liquidation preference plus declared and unpaid dividends has been paid in full to all holders of Series C Preferred Stock and Series C Parity Securities, if any, the holders of the Corporation’s Series C Junior Securities shall be entitled to receive all remaining assets of the Corporation according to their respective rights and preferences.

(c) For purposes of this section, the merger or consolidation of the Corporation with any other entity, including a merger or consolidation in which the holders of Series C Preferred Stock receive cash, securities or property for their shares, or the sale, lease or exchange of all or substantially all of the assets of the Corporation for cash, securities or other property, shall not constitute a liquidation, dissolution or winding up of the Corporation.

Section 5. Redemption.

(a) The Series C Preferred Stock is perpetual and has no maturity date. The Series C Preferred Stock is not subject to any mandatory redemption, sinking fund or other similar provisions. The Series C Preferred Stock will be redeemable at the option of the Corporation, in whole or in part, from time to time, on any Series C Dividend Payment Date on or after October 30, 2027 (or, if not a business day, the next succeeding business day), at a redemption price equal to $100,000 per share, plus any declared and unpaid dividends, without regard to any undeclared dividends, on the shares of Series C Preferred Stock called for redemption to, but excluding, the redemption date. Holders of Series C Preferred Stock will have no right to require the redemption or repurchase of Series C Preferred Stock. Notwithstanding the foregoing, within 90 days following the occurrence of a Regulatory Capital Treatment Event, the Corporation, at its option, may redeem at any time all (but not less than all) of the shares of the Series C Preferred Stock at the time outstanding, at a redemption price equal to $100,000 per share, plus any declared and unpaid dividends, without regard to any undeclared dividends, on the shares of Series C Preferred Stock called for redemption to, but excluding, the redemption date, upon notice given as provided in Subsection (b) below.

(b) If shares of Series C Preferred Stock are to be redeemed, the notice of redemption shall be given by first class mail to the holders of record of Series C Preferred Stock to be redeemed, mailed not less than 10 days nor more than 60 days prior to the date fixed for redemption thereof (provided that, if the depositary shares representing Series C Preferred Stock are held in book-entry form through DTC, the Corporation may give such notice in any manner permitted by DTC). Each notice of redemption will include a statement setting forth: (1) the redemption date; (2) the number of shares of Series C Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (3) the redemption price; and (4) the place or places where the certificates evidencing shares of Series C Preferred Stock are to be surrendered for payment of the redemption price. On and after the redemption date, dividends will cease to accrue on shares of Series C Preferred Stock, and such shares of Series C Preferred Stock shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price plus any declared and unpaid dividends, without regard to any undeclared dividends, on such shares of Series C Preferred Stock to but excluding the redemption date.

(c) In case of any redemption of only part of the shares of Series C Preferred Stock at the time outstanding, the shares to be redeemed shall be selected either pro rata, by lot or in such other manner as the Corporation may determine to be equitable. Subject to the provisions hereof, the Board shall have full power and authority to prescribe the terms and conditions upon which shares of Series C Preferred Stock shall be redeemed from time to time.

(d) Any redemption of the Preferred Stock is subject to our receipt of any required prior approval from the Board of Governors of the Federal Reserve System and to the satisfaction of any conditions set forth in the capital guidelines or regulations of the Board of Governors of the Federal Reserve System applicable to redemption of the Preferred Stock.

Section 6. Voting Rights.

(a) Except as provided below or as expressly required by law, the holders of shares of Series C Preferred Stock shall have no voting power, and no right to vote on any matter at any time, either as a separate Series or class or together with any other Series or class of shares of capital stock, and shall not be entitled to call a meeting of such holders for any purpose, nor shall they be entitled to participate in any meeting of the holders of the Common Stock.

(b) So long as any shares of Series C Preferred Stock remain outstanding, the affirmative vote or consent of the holders of at least two-thirds of all of the shares of Series C Preferred Stock at the time outstanding, voting separately as a class, shall be required to: (1) authorize or increase the authorized amount of, or issue shares of, any class or series of stock ranking senior to the Series C Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of the Corporation, or issue any obligation or security convertible into or evidencing the right to purchase, any class or series of stock ranking senior to Series C Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of the Corporation; (2) amend the provisions of the Corporation’s Amended and Restated Certificate of Incorporation so as to adversely affect the powers, preferences, privileges or rights of Series C Preferred Stock, taken as a whole; provided, however, that any increase in the amount of the authorized or issued shares of Series C Preferred Stock or authorized Common Stock or Preferred Stock or the creation and issuance, or an increase in the authorized or issued amount, of other series of Preferred Stock ranking equally with or junior to Series C Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) or the distribution of assets upon liquidation, dissolution or winding up of the Corporation will not be deemed to adversely affect the powers, preferences, privileges or rights of Series C Preferred Stock; and (3) consummate a binding share-exchange or reclassification involving the Series C Preferred Stock, or a merger or consolidation of the Corporation with or into another entity unless (i) the shares of the Series C Preferred Stock remain outstanding or are converted into or exchanged for preference securities of the new surviving entity and (ii) the shares of the remaining Series C Preferred Stock or new preferred securities have terms that are not materially less favorable than the Series C Preferred Stock. The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series C Preferred Stock shall have been redeemed.

(c) If the Corporation fails to pay, or declare and set apart for payment, dividends on outstanding shares of the Series C Preferred Stock for six quarterly dividend periods, whether or not consecutive, the number of directors on the Board shall be increased by two at the Corporation’s first annual meeting of the shareholders held thereafter, and at such meeting and at each subsequent annual meeting until continuous noncumulative dividends for at least one year on all outstanding shares of Series C Preferred Stock entitled thereto shall have been paid, or declared and set apart for payment, in full, the holders of shares of Series C Preferred Stock shall have the right, voting separately as a class together with holders of any other equally ranked series of Preferred Stock that have similar voting rights, if any, to elect such two additional members of the Corporation’s Board to hold office for a term of one year. Upon such payment, or such declaration and setting apart for payment, in full, the terms of the two additional directors so elected shall forthwith terminate, and the number of directors shall be reduced by two, and such voting right of the holders of shares of Preferred Stock shall cease, subject to increase in the number of directors as described above and to revesting of such voting right in the event of each and every additional failure in the payment of dividends for six quarterly dividend periods, whether or not consecutive, as described above.

(d) Without the consent of the holders of Series C Preferred Stock, so long as such action does not adversely affect the rights, preferences, privileges and voting powers, and limitations and restrictions of the Series C Preferred Stock, the Corporation may amend, alter, supplement or repeal any terms of the Series C Preferred Stock: (i) to cure any ambiguity, or to cure, correct or supplement any provision contained in this Certificate of Designations that may be defective or inconsistent; or (ii) to make any provision with respect to matters or questions arising with respect to the Series C Preferred Stock that is not inconsistent with the provisions of this Certificate of Designations.

Section 7. Conversion Rights. The holders of shares of Series C Preferred Stock shall not have any rights to convert such shares into shares of any other class or series of securities of the Corporation.

Section 8. Preemptive Rights. The holders of shares of Series C Preferred Stock will have no preemptive rights with respect to any shares of the Corporation’s capital stock or any of its other securities convertible into or carrying rights or options to purchase any such capital stock.

Section 9. Certificates. The Corporation may at its option issue shares of Series C Preferred Stock without certificates.

Section 10. Transfer Agent. The duly appointed transfer agent for the Series C Preferred Stock shall be Computershare Inc. The Corporation may, in its sole discretion, remove the transfer agent in accordance with the agreement between the Corporation and the transfer agent; provided that the Corporation shall appoint a successor transfer agent who shall accept such appointment prior to the effectiveness of such removal. Upon any such removal or appointment, the Corporation shall send notice thereof by first-class mail, postage prepaid, to the holders of the Series C Preferred Stock.

Section 11. Registrar. The duly appointed registrar for the Series C Preferred Stock shall be Computershare Inc. The Corporation may, in its sole discretion, remove the registrar in accordance with the agreement between the Corporation and the registrar; provided that the Corporation shall appoint a successor registrar who shall accept such appointment prior to the effectiveness of such removal.